Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this registration statement on Form F-4 of Americas Silver Corporation of our report dated March 5, 2018, relating to the financial statements of Americas Silver Corporation. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants,
Licensed Public Accountants

Toronto, Canada

November 5, 2018